Exhibit 10.4

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

KNOW ALL MEN BY THESE PRESENTS, that pursuant to that certain Asset Purchase Agreement dated as of July 20, 2015 (the “Asset Purchase Agreement”), Adaptive Flight, Inc., a Georgia corporation (“AFI”), and the shareholders of AFI identified in the Asset Purchase Agreement (together with AFI, the “Sellers”), for and in consideration of the agreements contained therein and other good and valuable consideration paid to it by Drone AFS Corp., a Nevada corporation (the “Buyer”), and Drone Aviation Holding Corp., a Nevada corporation (“Parent”), the receipt and sufficiency of which are hereby acknowledged, AFI has agreed to sell and assign to Buyer, its successors and assigns, all right, title and interest of AFI in and to the Assets (as such term is defined in the Asset Purchase Agreement and including those assets set forth on Appendix A hereto). Further, under the Asset Purchase Agreement, AFI has agreed to delegate and assign to Buyer, and Buyer has agreed to the Assumed Liabilities. Capitalized terms used but not otherwise defined herein have the respective meanings attributed thereto in the Asset Purchase Agreement.

Effective as of the Closing Date, AFI hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of all liens (other than Assumed Liabilities and Permitted Encumbrances), all right, title and interest in, to and under the Assets (including without limitation the Purchased Contracts) and any and all goodwill associated with the foregoing, but excluding the Excluded Assets. With respect to the Assets which constitute Purchased Contracts, Assignor hereby retains, assumes and agrees to pay, perform and discharge any and all liabilities, whether now existing or hereinafter created, relating to or arising from the conduct of the Business prior to and including the Closing Date, including the Excluded Liabilities as described in the Asset Purchase Agreement, but excluding the Assumed Liabilities.

Effective as of the Closing Date, AFI hereby transfers, delegates and assigns to Buyer, and Buyer hereby accepts, assumes and agrees to pay, perform and discharge, or cause to be paid, performed and discharged, when lawfully due, all of the Assumed Liabilities. Notwithstanding the foregoing or any other provision of this Bill of Sale, Assignment and Assumption to the contrary, Buyer does not assume and shall not be responsible for or otherwise be liable for any Excluded Liability, and the Sellers (or their applicable Affiliate) shall pay, perform and discharge, as and when due, each such Excluded Liability.

Sellers do for themselves, its successors and assigns, covenant and agree to warrant and defend the title to such Assets, unto Buyer, and it respective successors and assign, against all and every person and entity.

Sellers acknowledge and agree that upon inspection of the Assets, Buyer, and its respective successors and assign, may choose to reject and to not take custody, ownership and/or delivery of all or some of the Assets and any such Asset shall then be deemed an Excluded Asset; provided, however that any such rejection(s) shall not affect the Purchase Price. Furthermore, the disposal of or any cost related to AFI’s retained custody or ownership of any such Excluded Asset, including without limitation to shipping, storage or appropriately discarding any of the Excluded Assets, shall be the responsibility and obligation of the Sellers.

Each party covenants and agrees that it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of another party and without further consideration, all such further instruments of conveyance, transfer, assignment and further assurances, and perform or cause to be performed all such further acts as may be necessary or appropriate to confirm or more effectively carry out the provisions and intent of the Asset Purchase Agreement. In furtherance of the foregoing, the Sellers agree that they will, at any time and from time to time, after the date hereof, upon the reasonable request of Buyer, do, execute, acknowledge, and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required in order for Buyer to receive any and all of the Assets and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever.

This Bill of Sale, Assignment and Assumption is being delivered subject and pursuant to the terms and conditions of the Asset Purchase Agreement; provided, the rights and obligations of Sellers, Buyer and Parent set forth in the representations, warranties, covenants, agreements and other terms and provisions of the Asset Purchase Agreement shall be neither limited, altered or impaired nor enhanced or enlarged hereby or by performance hereunder.

This Bill of Sale, Assignment and Assumption shall be subject to and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Sellers, Buyer and Parent have executed this Bill of Sale, Assignment and Assumption as of July 20, 2015.

SELLERS:

ADAPTIVE FLIGHT, INC.

/s/Henrik B. Christophersen
By:	Henrik B. Christophersen
Title:	Chief Executive Officer

Name:	Henrik B. Christophersen

Name:	Eric N. Johnson

Name:	Robert Wayne Pickell

BUYER:

DRONE AFS CORP.

/s/ Felicia Hess
By:	Felicia Hess
Title:	Chief Executive Officer and Director

PARENT:

DRONE AVIATION HOLDING CORP.

/s/ Felicia Hess
By:	Felicia Hess
Title:	Chief Executive Officer, President and Director

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Appendix A

For purposes of this Bill of Sale, “Assets” shall include:

●	FCS20 (Orion) Software Support Package
●	Image Capture and processing software for the FCS20
●	FCS20 (Orion) Fully Integrated Flight Control System
o	FCS20 Production Kit
o	Various FCS20 units in serviceable condition
●	DC10 / DC20 power supply boards
o	Technical data
o	Production Kit
●	Hornet Micro autonomous helicopter (~2.5 lbs)
o	Technical data
o	Various non-flying helicopters (~10)
●	Hornet Mini autonomous helicopter (~10 lbs)
o	Technical data
o	One Hornet Mini in serviceable condition
●	Hornet Maxi autonomous helicopter (25-50 lbs)
●	Technical data Hornet Magnum autonomous helicopter
o	Technical data
●	3-4 ground control stations
●	ruggedized battery charge stations
●	external antenna units (900 MHz or 2.4GHz)
●	refueling station for the Hornet Maxi
●	Schematics and CAD files
●	Fixed-Wing aircraft: RC-ready. Intended as a surrogate aircraft for testing auto takeoff and landing.
●	Miscellaneous furniture and equipment remaining at Closing (including but not limited to work benches and tools) that is chosen by Buyer to be included as an Asset. Any items not chosen by Buyer after the collection of such furniture and equipment shall be deemed an Excluded Asset.

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